PORTAGE PARTNERS, LTD.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF OPERATIONS
(unaudited)

                                Three         Six
                               months      months
                                ending      ending              August 18, 1999
                        March 31,         March 31,           (Inception) to
                            2004  2003    2004  2003         March 31, 2004

Revenue                   -       -           -     -                         -

General and
administrative
expenses                -         -         -      460                  5,477
Total expenses        -         -         -      460                  5,477

Net (loss)                -         -         -     (460)              (5,477)

Weighted average
number of
common shares
outstanding -
basic and
fully diluted   4,500,000 4,500,000 4,500,000 4,500,000

Net (loss)
per share -
basic and
fully diluted             -         -         -     (0.00)

The accompanying notes are an intregal part of these financial statements.

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